Exhibit 99.1

For Immediate Release	Contacts:	Variflex, Inc.
Petar Katurich
805/523-0322

Sitrick And Company
Jeff Lloyd
310/788-2850

Variflex Reports Second Quarter Results

MOORPARK, California, — March 11, 2004 —Variflex, Inc. (Nasdaq: VFLX), a leading provider of recreational consumer products, today reported the results for the second fiscal quarter ended January 31, 2004. The Company reported a net loss for the quarter of $826,000 or ($0.18) per diluted share, on net sales of $8.5 million, compared to a net loss of $670,000, or ($0.15) per diluted share, on net sales of $9.9 million for the second quarter of the previous fiscal year.

For the six month period ended January 31, 2004, the Company reported a net loss of $1,304,000 or ($0.28) per diluted share, on net sales of $20.6 million, compared to a net loss of $659,000 or ($0.14), on net sales of $22.5 million for the comparable period.

Jay Losi, Variflex’s Chief Executive Officer, stated, “Due to seasonality factors, the second fiscal quarter is generally the slowest for us, with the third and fourth quarters being the busiest. This seasonality has increased with the growing importance of our outdoor products category, which typically has its highest demand in the spring and early summer seasons. Revenues in the second quarter last year benefited significantly from initial orders for action sport products from large retailers. While we have maintained these accounts, we did not replicate the amount of revenue associated with initial orders. We currently have a large “backlog” and continue to be optimistic that revenues in the third and fourth fiscal quarters will grow as outdoor product category sales seasonally increase along with revenues from the sales of certain action sport and protective products utilizing the recently acquired “World Industries”® and “Shrek II”® licenses.”

Losi noted that the Company continues to maintain a strong balance sheet with $17.0 million in cash and cash equivalents, $28.4 million in working capital, and minimal long term debt.

Variflex, Inc. designs and develops specialty consumer products that are manufactured to the Company’s detailed specifications by independent contractors, and are then distributed in the U.S. and worldwide through the Company’s established retail distribution network. Variflex benefits from sales of its core sporting goods products through licensing agreements carrying the “World Industries”®, “Rocket Power”®, “Sponge Bob Square Pants”®, “Jimmy Neutron”®, “Fairly Odd Parents”® and “Shrek II”® brand names. Current products include in-line skates, skateboards, recreational protective equipment (such as wrist guards, elbow pads and kneepads used by skaters and skateboarders), helmets, instant canopies, trampolines and bike accessories.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and phrases such as “believe”, “currently have”, “will be”, “continue to be”, “will strengthen”, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Future results may be adversely affected by various factors including a continuation of the general economic and consumer spending slowdown and of the pervasive weakness throughout the retail industry; the risk that the Company may not continue to expand and diversify its business and product lines; the risk of loss of one or more of the Company’s major customers; the risk that the Company may not be able to continue to provide its products at prices that are competitive or that it can continue to design and market products that appeal to consumers even if its products are price competitive; the risk that certain vendors that the Company uses to manufacture product will not be able to keep up with the volume of demand leaving the Company with unfilled orders. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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VARIFLEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Six Months Ended January 31		Three Months Ended January 31
	(unaudited)		(unaudited)
	2004	2003	2004	2003
Net sales	$20,606	$22,482	$8,525	$9,880
Cost of goods sold	18,214	19,452	7,509	8,740

Gross profit	2,392	3,030	1,016	1,140

Operating expenses:
Selling and marketing	1,033	1,058	513	454
General and administrative	2,728	2,701	1,363	1,392

Total operating expenses	3,761	3,759	1,876	1,846

Loss from operations	(1,369)	(729)	(860)	(706)

Other income (expense):
Interest expense	(34)	(40)	(17)	(20)
Interest income and other	99	110	51	56

Total other income (expense)	65	70	34	36

Loss before income taxes	(1,304)	(659)	(826)	(670)
Provision for income taxes	0	0	0	0

Net loss	$(1,304)	$(659)	$(826)	$(670)

Net loss per share of common stock:
Basic	$(0.28)	$(0.14)	$(0.18)	$(0.15)

Diluted	$(0.28)	$(0.14)	$(0.18)	$(0.15)

Weighted average shares outstanding:
Basic	4,604	4,604	4,604	4,604

Diluted	4,604	4,604	4,604	4,604